Exhibit 99.1

461 SO. MILPITAS BLVD.
MILPITAS CA
95035 USA

NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES FULL YEAR AND FOURTH QUARTER
RESULTS FOR 2009

Key Annual Highlights;
•	Globalstar secured $738m financing for the launch of its second-generation satellite constellation scheduled to begin this summer
•
Company further established its retail consumer market presence by introducing new products and services and expanding to over 10,000 points of retail distribution for SPOT Satellite GPS Messenger™ products

•	Globalstar became the first mobile satellite provider to monetize its ATC spectrum authority by leasing its satellite spectrum to wireless broadband services provider Open Range Communications
•	Globalstar expanded coverage in Africa with new gateway ground station and increased Simplex messaging capacity by 10X with data network upgrades
•	Company increased total subscriber base by approximately 13 percent growing to over 390,000 subscribers

MILPITAS, CA. --  (March 11, 2010) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three and twelve-month periods ended December 31, 2009.

Major Company Highlights:

•
Globalstar became the first mobile satellite services (MSS) company to monetize its ancillary terrestrial component (ATC) spectrum authority.  In January 2009 Globalstar announced that its service partner, Open Range Communications Inc. had closed on its Rural Utilities Service loan and its equity financing of $100 million, permitting Open Range to commence deployment of WiMAX wireless broadband service in rural America under its spectrum lease agreement with Globalstar.

•
On July 1st Globalstar announced it had completed a $738 million financing.  The financing funds the deployment of the Company’s 24 second-generation satellites.  Globalstar now has the resources needed to deploy a new constellation designed to last beyond 2025.  The window for the first launch of six second-generation satellites is scheduled to open on July 5, 2010 and the launch is expected to take place in late summer.

•	Throughout 2009 Globalstar continued to build on its award-wining presence in the consumer retail marketplace.

o
In January Globalstar announced the introduction of SPOT Assist™, a new GPS safety service offered in conjunction with the SPOT Satellite GPS Messenger.  SPOT Assist Roadside service provides 24 hour roadside assistance seven days a week in the Continental United States and Canada.  SPOT Assist Maritime services were introduced for the recreational maritime market in December.

o
In March the Company’s SPOT Satellite GPS Messenger received the 2009 Innovation Award from the Mobile Satellite Users Association (MSUA) for helping introduce mobile satellite services to the large mainstream consumer market and for elevating the visibility of the entire Mobile Satellite industry.

o
In October the Company unveiled a new SPOT satellite-based, security, recovery and messaging product for recreational maritime users. SPOT HUG is scheduled to be commercially available in North America summer 2010.  SPOT HUG monitors a boat’s location and sends “unauthorized movement” alerts to the SPOT Asset Monitoring Center providing satellite-based theft protection.

o
Globalstar expanded its retail product line by introducing the new enhanced SPOT Satellite GPS Messenger (SPOT 2).  The new SPOT 2 device is approximately 30 percent smaller and lighter than the original award-winning SPOT product.

o
As of December 31, 2009, Globalstar had received orders to ship approximately 190,000 SPOT and SPOT 2 units to over 10,000 SPOT Satellite GPS Messenger points of distribution in North America, Europe, Latin America, Australia, New Zealand, and Southeast Asia.  Since its inception in November 2007, the SPOT product line has helped initiate more than 550 rescues in 51 countries on land and at sea.

•
On July 9 the Company announced that Peter Dalton had been appointed as its Chief Executive Officer.  Mr. Dalton has served as a director of the Company since 2004 and as Chair of the Audit Committee since 2006.  Mr. Dalton served as chief executive officer of Dalton Partners, Inc., a turnaround management firm, since January 1989.  As chief executive officer of Dalton Partners, Inc., Mr. Dalton also has served as chief executive officer and director of a number of its clients.

•
In November the Company announced the installation of a simplex data appliqué and the completion of a new gateway ground station in Nigeria.  The gateway provides Globalstar satellite coverage to Nigeria, the surrounding portions of Western and Central Africa, as well as parts of the coastal Atlantic and Gulf of Guinea maritime region.  Globalstar independent service provider Globaltouch (West Africa) Limited (GWAL) based in Lagos, Nigeria owns and operates the gateway located in Kaduna.  Globalstar owns a 30 percent equity stake in Globaltouch.

•
In December Globalstar acquired substantially all of the assets of Axonn, L.L.C. (Axonn).  Axonn is a leading developer and manufacturer of high quality and affordable satellite GPS asset-tracking and messaging products including Globalstar’s award-winning consumer retail device, the SPOT Satellite GPS Messenger.  Axonn also designs and markets enterprise products which utilize the highly reliable Globalstar Simplex data network, including the AXTracker™ and SMARTONE asset-tracking solutions.

•
In December 2009 Globalstar completed installation of Simplex 2.0 network upgrades designed to enhance the overall Simplex data customer messaging capacity by 10X and increase the data receiver sensitivity of the Simplex data network. The upgrades also resulted in the overall expansion of Globalstar’s Simplex data network geographic coverage.  Globalstar now offers Simplex coverage in previously un-served areas including parts of Western Asia and numerous maritime coastal and oceanic regions plus continuous northern hemisphere coverage across the Atlantic Ocean.

•
In 2009 Globalstar continued to exhibit significant growth in subscribers for Simplex data and SPOT Satellite GPS Messenger™ during 2009.  The Company completed the period ended December 31, 2009 with 390,594 subscribers, 46,264 more than it had at December 31, 2008.

•
The Company’s operating loss for the three-month period ended December 31, 2009 was $11.9 million compared to a loss of $16.6 million during the same three-month period in 2008, an improvement of $4.7 million.  The adjusted EBITDA for the three-month period ended December 31, 2009 decreased by $4.0 million or by approximately 67 percent compared to the same period in 2008.  Total revenue, net loss and net loss per share for the three-month period ended December 31, 2009 were $15.9 million, $33.9 million and $0.20 respectively, compared to $18.4 million, a net gain of $24.7 million and a net gain per share of $0.27, respectively, for the same three months of 2008.  (The net loss for the three month period ended December 31, 2009 included a non-cash loss of $21 million based on the re-valuation of derivative liabilities.  The net gain for the same three-month period in 2008 included a non-cash gain due to an extinguishment of debt of approximately $49 million.  The 2008 gain and gain per share were calculated using newly adopted GAAP requirements for convertible debt instruments that may be settled in cash upon conversion.)  Globalstar’s twelve-month results, consolidated statements of operations and other financial and operating information appear later in this press release.

“Completing our $738 million financing was the 2009 watershed event for Globalstar as the funding empowered us to re-focus our energies on completing the milestones required to launch our second-generation satellite constellation,” said Jay Monroe, Executive Chairman, Globalstar, Inc.  “We are now less than four months away from the opening of our first launch window.  We expect the deployment of our first six satellites to have an immediate positive impact on the quality and reliability of our voice and duplex data services.  Once the constellation is fully deployed, it will not only fully restore our legacy voice and duplex data services, but it will also position us to be the first MSS to market a second-generation network and a host of advanced IP Multimedia Subsystem or IMS-based mobile satellite services.”

“Throughout 2009 we enhanced our unique mobile satellite consumer retail market presence as we introduced new SPOT Satellite GPS Messenger products and services, grew the number of retail global points of distribution, increased our SPOT Satellite GPS Messenger and Simplex data network messaging capacity and expanded our coverage,” said Peter Dalton, Chief Executive Officer.  “With the first of our satellite launches planned for this summer, 2010 represents a game-changing year for Globalstar.  Once we fully deploy our new constellation, we expect to be the envy of the mobile satellite industry, capable of providing ubiquitous high quality, high revenue-generating voice and duplex data solutions plus an equally compelling lineup of high value but affordable consumer products and services.”

Conference Call Note
The earnings conference call scheduled for today, March 11, 2010 at 5:00 p.m. Eastern Time, will discuss the fourth quarter and full-year results for 2009.

Details are as follows:
Earnings Call:	Dial: 866.277.1182 (US and Canada), 617.597.5359 (International) and participant pass code # 28628176
Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on March 11, 2010. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code # 95068490

About Globalstar, Inc.
With over 375,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “We expect the deployment of these first six satellites to have an almost immediate positive impact on the quality and reliability of our voice and duplex data services,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our Simplex products, including SPOT Satellite GPS Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites, including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF LOSS

(In thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
Revenue:
Service revenue	$50,228	$61,794	$78,313
Subscriber equipment sales	14,051	24,261	20,085
Total revenue	64,279	86,055	98,398
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	36,204	37,132	27,775
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	9,881	17,921	13,863
Cost of subscriber equipment sales—impairment of assets	913	405	19,109
Total cost of subscriber equipment sales	10,794	18,326	32,972
Marketing, general, and administrative	49,210	61,351	49,146
Depreciation and amortization	21,862	26,956	13,137
Total operating expenses	118,070	143,765	123,030
Operating loss	(53,791)	(57,710)	(24,632)
Other income (expense):
Gain on extinguishment of debt	---	49,042	---
Interest income	502	4,713	3,170
Interest expense	(6,730)	(5,733)	(9,023)
Derivative loss, net	(15,585)	(3,259)	(3,232)
Other income (expense)	665	(4,497)	8,656
Total other income (expense)	(21,148)	40,266	(429)
Loss before income taxes	(74,939)	(17,444)	(25,061)
Income tax expense (benefit)	(16)	(2,283)	2,864
Net loss	$(74,923)	$(15,161)	$(27,925)
Loss per common share:
Basic	$(0.52)	$(0.18)	$(0.36)
Diluted	(0.52)	(0.18)	(0.36)
Weighted-average shares outstanding:
Basic	145,430	86,405	77,169
Diluted	145,430	86,405	77,169

See notes to consolidated financial statements.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Year ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenue
Service Revenue	$13,275	$12,961	$50,228	$61,794
Equipment Revenue	2,604	5,436	14,051	24,261
Total Revenue	$15,879	$18,397	$64,279	$86,055

Operating Expenses
Cost of Services	8,432	10,598	36,204	37,132
Cost of Subscriber Equipment	2,325	3,872	10,794	18,326
Marketing, General and Administrative	11,497	12,749	49,210	61,351
Depreciation & Amortization	5,497	7,821	21,862	26,956
Impairment of Assets	-	-	-	-
Total Operating Expenses	$27,751	$35,040	$118,070	$143,765

Operating Income/(Loss)	$(11,872)	$(16,643)	$(53,791)	$(57,710)

Interest and Derivative Income/(Expense)	(22,230)	(6,162)	(21,813)	(4,279)
Gain on Extinguishment of Debt	-	49,042	-	49,042
Other Income/(Expense)	272	(6,084)	665	(4,497)
Income Tax Expense (Benefit)	54	(4,517)	(16)	(2,283)

Net Income/(Loss)	$(33,884)	$24,670	$(74,923)	$(15,161)

EBITDA (1)	$(6,103)	$(14,906)	$(31,264)	$(35,251)

Impairment of Assets	259	-	913	404
Non-Cash Compensation	2,231	2,277	10,576	12,932
2nd Generation Development	15	589	4,328	2,678
Other One Time Non Recurring Charges	1,897	-	3,480	552
Foreign Exchange and Other Loss/(Income)	(272)	6,084	(665)	4,497

Adjusted EBITDA (2)	$(1,973)	$(5,956)	$(12,632)	$(14,188)
Adjusted EBITDA Margin	(12%)	(32%)	(20%)	(16%)

Retail ARPU (3)	$24.39	$28.71	$25.22	$35.19

(1)
EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other one-time charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(3)
Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Year ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Subscribers (End of Period)	390,594	344,330	390,594	344,330
Retail	106,974	115,371	106,974	115,371
IGO	64,723	73,763	64,723	73,763
Simplex	218,897	155,196	218,897	155,196

Net Subscriber Additions/(Losses)	8,281	14,942	46,264	60,204
Retail	(3,319)	(3,431)	(8,397)	(7,721)
IGO	(875)	(509)	(9,040)	(7,545)
Simplex	12,475	18,882	63,701	75,470

Retail Churn	1.4%	1.7%	1.3%	1.6%

ARPU
Retail	$24.39	$28.71	$25.22	$35.19
IGO	$1.98	$2.17	$1.42	$3.26
Simplex	$6.51	$4.82	$5.85	$4.48

Cash capital expenditures (in millions)	$62.4	$76.7	$303.2	$286.1

Liquidity at end of period /1	$389,777

Note:
/1 Includes $67.9 million cash on hand, $34.3 million Debt Service Reserve Account, $12.5 million guarantee,
$215.1 million available under the COFACE Facility, and $60.0 million Thermo contingent equity reserve account.